FOURTH AMENDMENT TO
                          THE MORRISON RETIREMENT PLAN

         THIS FOURTH AMENDMENT is made on the 21 day of March, 2002, by RUBY TUESDAY, INC., a corporation duly organized and existing under the laws of Georgia (the "Primary Sponsor").

                              W I T N E S S E T H:

         WHEREAS, the Primary Sponsor maintains the Morrison Retirement Plan (the "Plan"), which was last amended and restated under an indenture dated October 21, 1994.

         WHEREAS, the Primary Sponsor desires to amend the Plan to incorporate provisions required by the Community Renewal Tax Relief Act of 2000.

         NOW, THEREFORE, the Primary Sponsor does hereby amend the Plan, effective as of July 1, 2001, by deleting existing Section 1.6(b) in its entirety and by substituting therefor the following:

                  "(b) for all purposes under the Plan, Annual Compensation shall include any amount which would have been paid during a Plan Year, but was contributed by a Plan Sponsor on behalf of an Employee pursuant to a salary reduction agreement which is not includable in the gross income of the Employee under Section 125, 132(f)(4), 402(e)(3), 402(h) or 457 of the Code;"

         Except as specifically provided herein, the Plan shall remain in full force and effect as prior to this Fourth Amendment.

         IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed on the date and year first written above.


                                         RUBY TUESDAY, INC.

                                         By: Sandy Beall
                                            --------------------

                                         Title:   Chairman & CEO
                                            --------------------
ATTEST:


By:      Daniel T Cronk
     -------------------------------

Title:   Secretary
        ------------------------------------

         [CORPORATE SEAL]